Exhibit 23.4
CONSENT OF RYDER SCOTT COMPANY, L.P.

We have issued our report dated January 18, 2019 on estimates of proved reserves, future production and income attributable to certain royalty interests of Viper Energy Partners LP, a subsidiary of Diamondback Energy, Inc. (“Diamondback”), as of December 31, 2018 (the “Report”) included in Diamondback’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2018 (the “Annual Report”). As independent oil and gas consultants, we hereby consent to (i) the incorporation by reference of the Report in this Registration Statement on Form S-4 of Diamondback (this “Registration Statement”) and any amendments thereto, (ii) the use in this Registration Statement of the information contained in the Report and in our prior reserve reports referenced in this Registration Statement and any amendments thereto and in the Annual Report, which is incorporated by reference in this Registration Statement and (iii) all references to our firm in this Registration Statement and any amendments thereto. We further consent to the reference to our firm under the heading “Experts” in this Registration Statement and any amendments thereto.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
March 22, 2019